UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2020

SCOTT’S LIQUID GOLD-INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	001-13458	84-0920811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act.

Title of each class	Trading Symbol	Name of exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 10, 2020, Scott’s Liquid Gold-Inc. (the “Company”) closed its  previously announced Asset Purchase Agreement (the “Purchase Agreement”) with Colorado Quality Products LLC, an affiliate of Elevation Labs (“Elevation”).

Elevation paid the Company a cash purchase price of approximately $0.5 million, acquired the Company’s manufacturing fixed assets and is now the lessor of the manufacturing facilities previously leased by the Company and will assumed the Company’s corporate office lease.  During a transitional period anticipated to be no longer than six months, Elevation will manufacture certain of the Company’s products pursuant to a manufacturing and supply agreement between the parties and the Company will lease back from Elevation a portion of the corporate office space. The Purchase Agreement was amended in connection with the closing to delay the assignment and sublease of the corporate office space until the end of March 2020 in order to accommodate transitional matters.

Item 7.01	Regulation FD Disclosure.

On March 12, 2020, the Company issued a press release announcing the closing of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report. The following information, including Exhibit 99.1, will not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor will such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as is expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Exhibit Description
99.1*	Scott’s Liquid Gold-Inc. Press Release, dated March 12, 2020

* Filed herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC.

Date:	March 12, 2020	By:	/s/ Kevin A. Paprzycki
Kevin A. Paprzycki
Chief Financial Officer